IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
AUG 3 1999
NO.  C19134.99
DEAN HELLER
SECRETARY OF STATE

ARTICLES OF INCORPORATION

OF

Cosmopolitan Travel, Inc.

The undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under the provisions of the Nevada Business Act of the State of Nevada, adopts the following Articles of Incorporation for such corporation.


ARTICLE I
NAME

The name of the corporation is Cosmopolitan Travel, Inc.


ARTICLE II
EXISTENCE AND DURATION

The period of duration of this corporation is perpetual.

ARTICLE III
PURPOSES AND POWERS

The purpose for which this corporation is organized is to engage in all lawful business for which corporations may be incorporated pursuant to the Nevada Business Corporation Act. In furtherance of its lawful purposes, the corporation shall have and may exercise all rights, powers and privileges now or hereafter exercisable by corporations organized under the laws of Nevada. In addition it may do everything necessary, suitable, convenient or proper for the accomplishment of any of its corporate purposes.


ARTICLE IV
CAPITALIZATION

(a) Authorized Shares. The aggregate number of shares which the corporation shall have the authority to issue is 50,000,000 shares. Forty-nine Million (49,000,000) shares shall be designated "Common Stock", and shall have a par value of S.001. One Million (1,000,000) shall be designated "Preferred Stock", and shall have a par value of $.001. All shares shall be issued for such consideration, expressed in dollars, as the Board of Directors may, fi7om time to time, determine.

(b) Consideration for Shares. All shares of Common Stock shall be issued by the corporation for cash, property or services actually performed, for no less than the par value of S.001 for Common Stock. All shares shall be fully paid and non-assessable.

(c) Dividends. Dividends in cash, property or share of the corporation may be paid upon the Common Stock, as and when declared by the Board of Directors, out of funds of the corporation to the extent, and in the manner permitted by law.

(d) Voting Rights & Cumulative Voting. Each outstanding share of Common Stock shall be entitled to one vote, and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. Cumulative voting shall not be allowed in the election of directors of the corporation.

(e) Denial of Preemptive Rights. No holder of any shares of the corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to acquire any shares or securities of the corporation, including shares or securities held in the treasury of the corporation.

(f) Dissolution or Liquidation. Upon any dissolution or liquidation, whether voluntary or involuntary, the holders of preferred shares shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, the sum initially paid per share and a further amount equal to any dividend thereon declared and unpaid to the date of such distribution, before any payment shall be made or any assets distributed to the common stock shareholders. Upon any dissolution or liquidation, whether voluntary or involuntary, if the assets thus distributed among the holders of preferred shares are insufficient to permit the payment to such shareholder of the full preferential amounts, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of preferred shares and after payment to the preferred shareholders of such preferential amounts, the holders of common shares shall be entitled to receive ratably all the remaining assets. A merger or consolidation of this corporation with or into any other corporation or corporations shall not be deemed to be a dissolution or liquidation within the meaning of this provision.


ARTICLE V
INITIAL OFFICE AND AGENT

The address of this corporation's initial registered office is 711 S. Carson City, NV 8970 1, and the name of its initial registered agent is Resident Agents of Nevada, Inc. 71 1 S. Carson City, NV 89701.

ARTICLE VI
PRINCIPAL OFFICE

The address of the principal office of the corporation is 10 Office Park Rd, Suite 222 Carolina Building, Hilton Head Island, SC 29928. The corporation may maintain such other offices, either within or out of the State of Nevada, as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE VII
INITIAL BOARD OF DIRECTORS

The number of directors constituting the initial board of directors of this corporation is three. The number of directors of this corporation shall be not less than three; except there need be only as many directors as there are shareholders in the event that the outstanding shares are, or initially will be, held of record by fewer than three shareholders. The names and addresses of the person who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are:

Colin Moody
2 Ocean Breeze
Hilton Head, SC 29928

Joanne Murphy
3967 Marshall St.
Wheat Ridge, Co 80033

Date Benson
1617 Wellmington East
Carson City, NV 89703


ARTICLE VIII
INDEMNIFICATION

As the Board of Directors may from time to time provide in the By-Laws or by resolution, the corporation may indemnify its officers, directors, agents and other persons to the full extent permitted by the laws of the State of Nevada.

ARTICLE IX
INCORPORATOR

The name and address of the incorporator is:

Joel R Shine
PO Box 5948
Hilton Head, SC 29938

Dated this 20th day of July, 1999

Joel R. Shine
Joel R. Shine, Incorporator

STATE OF SOUTH CAROLINA
)Ss.
COUNTY OF BEUFORT

I Jolene Buchanan, a Notary Public, hereby certify that Joel R Shine, known to me to be the person whose name is subscribed to the annexed and foregoing Articles of Incorporation, appeared before me this g bday of July, 1999, in person and being by me first duly sworn, acknowledged that he signed said Articles of Incorporation as his free and voluntary act and deed for the uses and purposes therein set forth and that statements therein contained are true.

My Commission Expires:
October  19, 2008 My Commission Expires

Jolene Buchanan
Notary Public
330 Office Park Rd. #4A
Hilton Head, SC  29928
Address



SEAL

IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
AUG 3 1999
NO.  C19134.99
DEAN HELLER
SECRETARY OF STATE

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT OF RESIDENT AGENT


IN THE MATTER OF: Cosmopolitan Travel, Inc
Resident Agents of Nevada, Inc., with address at 711 S. Carson, Carson City Nevada 89701, hereby accepts the appointment as Resident Agent of the above entitled entity in accordance with NRS 78.090 and NRS 86.151. Furthermore, that the mailing address for the above registered office is as set forth above

IN WITNESS WHEREOF, I hereunto set my hand on August 3, 1999

By:
Patricia A. Bozin
Resident Agents of Nevada, Inc.
Resident Agents